[COMPANY LOGO]

INFOWAVE RECEIVES PROSPECTUS FINAL RECEIPT

Burnaby,  British Columbia,  February 21, 2001 - Infowave  Software,  Inc. (TSE:
IW), today announced that it has received final receipts from the securities commissions of British Columbia, Ontario, Alberta and Manitoba for a prospectus qualifying for issuance the common shares and purchase warrants to be issued upon exercise or deemed exercise of 34,121,289 special warrants (the "Special Warrants") sold by Infowave in November 2001.

The Company issued the Special Warrants at a price of $0.69 per Special Warrant for gross proceeds to the Company before commissions and expenses of US$14.9 million. Each Special Warrant is exercisable at any time without payment of additional consideration for one common share and one-half common share purchase warrant. Each whole purchase warrant entitles the holder to purchase one common share until November 23, 2004 at a price of $0.90 per share, subject to early expiry in certain stated events. Under the terms of the Special Warrants, they will be deemed to be exercised for freely tradable common shares and purchase warrants, without any further action on behalf of the holders, at 4:00 pm (Vancouver time) on Tuesday, February 26, 2002. The TSE has conditionally approved the listing of the purchase warrants subject to the Company fulfilling all of the requirements of the TSE. The Company anticipates that the listing of the purchase warrants will occur on or about Wednesday, February 27, 2002.

The offered securities will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

This news release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction.


Contact Information

Jim Rausch
Director, Corporate Finance
604.473.3686
ir@infowave.com